                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

       THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 5th day of May, 2000 (the "Effective Date"), by and among EBSCO CASIAS, Inc., an Alabama corporation, with its principal offices at 10 Estes Street, Ipswich, Massachusetts 01938 ("Seller"), iNetze.com, Inc. a Delaware corporation, with its principal offices at 10 Estes Street, Ipswich, Massachusetts 01938 ("iNetze"), and ESRN Acquisition, LLC, a Delaware limited liability company, with its principal offices at 3811 Turtle Creek Blvd., Suite 770, Dallas, Texas 75219 ("Buyer"), and CT Holdings, Inc., a Delaware corporation and parent of Buyer ("CT"), with its principal offices at 3811 Turtle Creek Blvd., Suite 770, Dallas, Texas 75219.

       WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets of the Curriculum Network Core Database Management and Tool Suite applications system (the "Business"). The Business is a set of electronic tools designed for use by school administrators, teachers, students and parents to assist in curriculum development, implementation and management, and for student learning. The Business includes Teacher Tool Suite, Student Tool Suite, Parent Tool Suite, Learning Application Communications Component, Administration Tool Suite and Curriculum Network Core Database Management System.

       WHEREAS, the parties hereto acknowledge that simultaneously with the purchase of the Business by Buyer, Buyer will contribute the Business to iNetze as part of that single tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended ("the Code"), and the Treasury Regulations promulgated thereunder, comprised of (i) the merger of ArtLog, Inc. with and into iNetze, (ii) the merger of COR Decision Support Systems, L.L.C. with and into iNetze, and (iii) the contribution of the Business by Buyer to iNetze.

       WHEREAS, Seller acknowledges that iNetze is a party to this Agreement solely for the purpose of receiving the representations and warranties of Seller with respect to Seller, the Business (as defined hereinbelow) and the Assets (as defined hereinbelow).

       WHEREAS, Seller acknowledges that but for the agreement by and between Buyer and iNetze for the contribution of the Assets to iNetze, Buyer would not have entered into this Agreement to purchase the Business from Seller nor would CT transfer any of the Common Stock (as defined hereinbelow) to Seller as provided herein.

       NOW, THEREFORE, for and in consideration of the mutual representations, warranties, covenants and agreements hereinafter set forth and other good and valuable consideration, and upon the terms and subject to the conditions hereinafter set forth, the parties do hereby agree as follows:

                                   ARTICLE I

                                PURCHASE AND SALE

       1.1    Purchase and Sale of Assets.

              (a) Upon the terms and subject to the conditions of this Agreement, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire and accept from







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       Seller, at the Closing (as that term is defined in Section 9.1), all source code of the files listed on Schedule 1.1A relating to the Business (hereinafter collectively referred to as the "Assets"), free and clear of any and all options, pledges, mortgages, security interests, liens, charges, adverse claims, rights, restrictions, burdens and encumbrances whatsoever (collectively and individually, "Encumbrances"). A more complete description of the Assets is set forth on Schedule 1.1A attached hereto and made a part hereof.

              (b) The Assets shall not include the following items (the "Excluded Assets"):

                    (i) Any existing curriculum product of Seller, including,
              but not limited to, Seller's Online Reader product line and EBSCOLearn product line; and

                    (ii) Any other property or right, tangible or intangible, of
              Seller and any and all products, profits and proceeds of the foregoing.

       1.2 Transfer and Conveyance. Seller shall execute and deliver to Buyer at the Closing a Bill of Sale and Assignment in substantially the form attached hereto as Exhibit A and all such other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in Buyer title to all of the Assets and all right, title and interest of Seller thereto.

       1.3 No Assumption of Obligations. Buyer shall not assume and shall not be liable for any debts, contracts, leases, liabilities, arrangements, commitments, obligations, restrictions, disabilities or duties of Seller, other than the assumed obligations listed on Schedule 1.3 (the "Assumed Liabilities") and those arising on or after the Effective Date. Buyer shall execute and deliver to Seller at the Closing (as defined in Section 9.1 hereof) an Assumption Agreement in substantially the form attached hereto as Exhibit B.

                                   ARTICLE II

                                 PURCHASE PRICE

       2.1 Purchase Price. The purchase price for the Assets shall be $1,587,334.13 to be paid on behalf of Buyer by CT by the issuance and delivery of 666,667 shares of CT's unregistered common stock, par value $.01 per share (the "Common Stock"). The market price of the Common Stock shall be deemed to be the average of the closing prices for the Common Stock on the NASDAQ SmallCap Market for the ten (10) consecutive trading days ending on the third trading day preceding the Closing Date.

       2.2 Tax Filings. Seller, Buyer and CT agree to file all income tax returns or reports, including without limitation, IRS Form 8594, for their respective taxable years in which the Closing occurs to reflect an allocation of the total consideration in a consistent manner and not to take any position inconsistent therewith before any governmental agency charged with the collection of taxes or in any judicial proceeding relating solely to tax reporting. Prior to Closing, Buyer and Seller shall jointly prepare and agree upon a preliminary allocation of the total consideration of Seller.


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                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

       Seller represents and warrants to Buyer, CT and iNetze as follows:

       3.1 Due Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as it is presently being operated and in the place where such properties are owned, leased or operated and such Business is conducted. Seller is duly qualified or licensed as a foreign corporation and in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the Business conducted by it makes such qualification necessary, except where the failure to be so qualified or licensed would not have a material adverse effect on the business, operations, properties, assets or condition (financial or otherwise), results of operations or prospects (a "Material Adverse Effect") of Seller, the Assets or the Business. Set forth on
Schedule 3.1 is a list of the jurisdictions in which Seller is qualified or licensed to do business as a foreign corporation. Set forth in Schedule 3.1 is a listing of all names of all predecessor companies of Seller for the past five
(5) years, including the names of any entities from whom Seller acquired material assets during such period, and of all names under which Seller does or has done business during such period.

       3.2 Title. Seller has, and upon conveyance of the Assets to Buyer at the Closing, Buyer will acquire and hold, good and marketable title in and to all of the Assets described on Schedule 1.1A and good title to all of the other Assets, whether real, personal or mixed, owned by Seller, free and clear of any and all Encumbrances except as set forth on Schedule 3.2.

       3.3 Inventory and Other Assets. The inventory of Seller consists of current items of a quality and quantity that are usable or marketable in the ordinary course of the business of Seller and items not usable in the business of Seller have been written down in value in accordance with the normal business practice of Seller to estimated net realizable market values.

       With regard to such of the Assets listed on Schedule 1.1A that are software or software components of hardware (hereinafter called the "Software"), Seller is the owner of the Software free and clear of any liens, encumbrances, judgements, license agreements, user agreements, and rights of other persons not party to this Agreement. The Software has not been "published" (within the meaning of applicable copyright laws) and is confidential and proprietary to Seller. Seller has protected the Software as a trade secret and no disclosure of the Software has been made to any person in such a manner as would cause the Software to lose, reduce, or impair its status as trade secrets that are proprietary to Seller. To the extent that the Software, online access or Web site has been developed by any party to this Agreement, such parties acknowledge that such developed assets are currently owned by Seller, and such party disclaims any personal interest in such assets. Any of the Software developed by persons not parties to this Agreement has been fully paid for by Seller, and the developer or developers of such portion of the Software have no rights to or in any of the Software. Seller agrees to destroy all existing copies of the source code of the Software in their personal possession or control in whatever form it currently exists after delivering the Software to Buyer on the Closing Date pursuant to the provisions of this Agreement.


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       Each person, partnership, association, trust, limited liability company, joint venture or governmental entity who have contributed to or participated in the conception and development of the Software on behalf of Seller either have been (i) employees of the Seller working within the scope of their employment at the time of such contribution or participation, or (ii) agents, consultants or contractors who have executed appropriate instruments of assignment in favor of Seller as assignee that have conveyed to Seller full, effective, and exclusive ownership of all tangible and intangible property thereby arising.

       The transactions contemplated herein will not cause a breach or default under any Contract relating to the Software or impair Buyer's (and ultimately iNetze's) ability to use the Software in the same manner as such Software is currently used in the business of Seller.

       3.4 Intellectual Property. Schedule 3.4 lists the domestic and foreign trade names, trademarks, service marks, trademark registrations and applications, service mark registrations and applications, patents, patent applications, patent licenses, software licenses and copyright registrations and applications owned by Seller or used thereby in the operation of the Business (collectively, the "Intellectual Property") and comprising a portion of the Assets, which Schedule indicates (i) the term and exclusivity of its rights with respect to the Intellectual Property and (ii) whether each item of Intellectual Property is owned or licensed by Seller, and if licensed, the licensor and the license fees therefor. Unless otherwise indicated on Schedule 3.4, Seller has the right to use and license the Intellectual Property and to transfer and convey the Intellectual Property. Each item constituting part of the Intellectual Property has been, to the extent indicated on Schedule 3.4, registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other government entity, domestic or foreign, as is indicated on Schedule 3.4; all such registrations, filings and issuances remain in full force and effect; and all fees and other charges with respect thereto are current. Except as stated on Schedule 3.4, there are no pending proceedings or adverse claims made or, to the best knowledge of Seller, threatened against Seller with respect to the Intellectual Property; there has been no litigation commenced or threatened in writing since August 1999 with respect to the Intellectual Property or the rights of Seller therein; the Intellectual Property performs in all respects in the manner described or represented by Seller in all proposals, bids, specifications, documentation, promotional materials and sales literature prepared thereby or delivered on behalf of it and performs in all respects the functions necessary for the conduct of Seller's business and operations, free of any deficiency, imperfection or insufficiency that would be reasonably likely to have a Material Adverse Effect; and Seller has no knowledge that (i) the Intellectual Property or the use thereof by Seller or by Buyer or iNetze after the Closing conflicts or will conflict with any trade names, trademarks, service marks, trademark or service mark registrations or applications, patents, patent applications, patent licenses or copyright registrations or applications of others ("Third Party Intellectual Property"), or (ii) such Third Party Intellectual Property or its use by others or any other conduct of a third party conflicts with or infringes upon the Intellectual Property or its use by Seller or Buyer or iNetze after the Closing.

       3.5 Permits. Seller holds all licenses, franchises, permits and other governmental authorizations, including permits, licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by Seller, the absence of any of which would have a Material Adverse Effect on the Business (the "Material Permits"). An accurate list and summary description is set forth on Schedule 3.5 hereto of all such Material Permits. Except as set forth in Schedule 3.5, the Material Permits are valid and may be transferred to Buyer at the



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Closing, and Seller has not received any notice that any governmental authority intends to cancel, terminate or not renew any such Material Permit. Seller has conducted and is conducting the Business in compliance with the requirements, standards, criteria and conditions set forth in applicable permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing except where such noncompliance or violation would not have a Material Adverse Effect. Except as specifically provided on Schedule 3.5, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to Seller or to Buyer or iNetze after the Closing by, any such Material Permits.

       3.6 Compliance with Laws. Seller (i) has complied with all laws, regulations, licensing requirements and orders applicable to its business or personnel, (ii) has filed with the proper authorities all statements and reports required by the laws, regulations, licensing requirements and orders to which it or any of its employees (because of their activities on behalf of their employer) is subject, and (iii) possesses all necessary licenses, franchises, permits and governmental authorizations to conduct the Business in the manner in which and in the jurisdictions and places where such Business is now conducted.

       3.7 Contracts. Set forth on Schedule 3.7 is a list of all contracts, leases, arrangements and commitments (whether oral or written) (copies of which, to the extent written, have been provided to Buyer) by which any of the Assets are directly affected or are bound, including, without limitation, contracts, agreements, arrangements or commitments (the following, "Contracts") that pertain to the Business and relate to: (i) the sale, lease or other disposition by Seller of all or any substantial part of the Business; (ii) collective bargaining with, or any representation of any employees by, any labor union or association; (iii) the acquisition of services, supplies, equipment or other personal property involving more than $1,000,000 or that is not terminable by Seller upon not more than thirty (30) days' notice without obligation on the part of Seller; (iv) noncompetition; (v) the purchase or sale of real property;
(vi) distribution, agency or construction; (vii) lease of real or personal property as lessor or lessee or sublessor or sublessee; (viii) lending or advancing of funds other than the extension of credit to trade purchasers in the ordinary course of Seller's business consistent with past business practice;
(ix) borrowing of funds or receipt of credit other than by Seller in the ordinary course of business consistent with good business practice and except for trade payables in amounts and on terms consistent with past practice; (x) incurring of any obligation or liability except for transactions engaged in by Seller in the ordinary course of business consistent with good business practice; (xi) the sale of personal property (other than sales of Inventory in the ordinary course of business consistent with good business practice) or services under which payments due after the date of this Agreement exceed $1,000,000; and (xii) any matter or transaction not in the ordinary course of the business of Seller or that is inconsistent with past business practice of Seller. Except as set forth on Schedule 3.7, Seller has delivered invoices to its customers or received monies therefrom only with respect to completed work.

       3.8 Contract Defaults. Seller is not in default in any respect under any Contract, and such Contracts are legal, valid and binding obligations of the respective parties thereto in accordance with their terms and, except to the extent reflected in Schedule 3.7, have not been amended; and no defenses, offsets or counterclaims thereto have been asserted or to the best knowledge of Seller, may be made, by any party thereto other than Seller nor has Seller waived any substantial rights thereunder.



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       3.9 Litigation; Products Liability. Set forth on Schedule 3.9 is a list of all actions, suits, proceedings, investigations or grievances pending against Seller or, to the best knowledge of Seller, threatened against Seller, the Business or any property or rights of Seller, at law or in equity or before or by any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign ("Agencies"). None of the actions, suits, proceedings or investigations listed on Schedule 3.9 either (i) results in or would, if adversely determined, have a Material Adverse Effect or (ii) affects or would, if adversely determined, affect the right or ability of Seller to carry on the Business substantially as now conducted. Seller is not subject to any continuing court or Agency order, writ, injunction or decree applicable specifically to the Assets, the Business or employees of Seller, or in default with respect to any order, writ, injunction or decree of any court or Agency with respect to the Assets, the Business, operations or employees.

       Seller does not have any liability, including, but not limited to, any environmental, health or safety liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller.

       3.10 Corporate Power and Authority. The execution, delivery and performance of this Agreement by Seller, and all other agreements by and among the parties, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action and no further action or approval is required in order to permit Seller to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and all other agreements by and among the parties, when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, (ii) the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings may be brought and (iii) rights to indemnification hereunder may be limited under applicable securities laws (the "Equitable Exceptions"). Seller has full power, authority and legal right to enter into this Agreement, and all other agreements by and among the parties, and to consummate the transactions contemplated hereby and thereby. The making and performance of this Agreement, and all other agreements by and among the parties, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (a) conflict with the Articles of Incorporation or the Bylaws of Seller, (b) result in any breach or termination of, or constitute a default under, or constitute an event that with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any of the Assets under, or create any rights of termination, cancellation or acceleration in any person under, any Contract, or violate any order, writ, injunction or decree, to which Seller is a party, by which any of the Assets, business or operations of Seller may be bound or affected or under which any of the Assets, business or operations of Seller receive benefits, (c) result in the loss or adverse modification of any license, franchise, permit or other authorization granted to or otherwise held by Seller and related to its business operations or (d) result in the violation of any provisions of law applicable to Seller, the violation of which could have an adverse effect upon the Assets, business or operations of Seller.



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       3.11 Employees. Except as set forth in Schedule 3.11, neither the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby will (i) entitle any current or former employee of Seller to severance pay, unemployment compensation or any similar payment,
(ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" (within the meaning of Section 280G of the Code).

       3.12 Consents. Except as set forth on Schedule 3.12, no consent, approval, notice to, registration or filing with, authorization or order of, any court, Agency or any other person or under any Contract is required in order to permit Seller to consummate the transactions contemplated by this Agreement.

       3.13 Insurance. Seller's businesses are adequately insured with responsible insurers, including with respect to the Assets used in the conduct of the Business, against risks normally insured against by companies with similar divisions as the Business. All such policies shall be in full force and effect and shall remain in full force and effect through the Closing Date. All premiums due prior to the date hereof for periods prior to the date hereof with respect to such policies and contracts have been timely paid.

       3.14 Taxes. Seller has duly filed all federal, state, county, local and other excise, franchise, property, payroll, income, capital stock, sales and use and other tax returns that are required to be filed by it and all such returns are true, correct and complete in all respects. Seller has paid all taxes which have become due or have been assessed against it or the Assets and all taxes, penalties and interest which any taxing authority has proposed or asserted to be owing. All tax liabilities to which the properties of Seller may have been subjected have been discharged except for taxes assessed but not yet payable. There are no tax claims presently being asserted against Seller or the Assets and Seller knows of no basis for any such claim. Seller has not granted any extension to any taxing authority of the limitation period during which any tax liability may be asserted thereby.

       3.15 Business Relations. Schedule 3.15 contains an accurate list of all significant customers and suppliers of the Business. Except as set forth in
Schedule 3.15, Seller has not experienced any difficulties in obtaining any inventory items necessary to the operation of the Business, and, to the best knowledge of Seller, no such shortage of supply of inventory items is threatened or pending.

       3.16 Laws and Regulations. Seller has conducted its businesses, including, but not limited to, the Business, in material compliance with all applicable federal, state and local laws, ordinances, and regulations, including without limitation, those governing health and safety, the discharge of materials into the environment, or the storage or disposition of hazardous wastes or substances.

       3.17 Absence of Certain Changes or Events. From and after March 1, 2000, there shall have occurred no changes in the business, operations, assets, liabilities or financial condition of Seller that could have a Material Adverse Effect on the Business or the Assets.


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       3.18 True, Correct and Complete Information. All written agreements, lists, schedules, instruments, exhibits, documents, certificates, reports, statement and other writings furnished to Buyer pursuant hereto or in connection with this Agreement or the transactions contemplated hereby are and will be complete and accurate in all material respects. There is no fact known to Seller that has specific application to Seller, the Business or the Assets (other than general economic or industry conditions) and that materially adversely affects or, as far as Seller can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of Seller, the Business or the Assets that has not been set forth in this Agreement or any schedule hereto.

       3.19 Availability of Documents. Seller has made available for inspection by Buyer at the offices of Seller true, correct and complete copies of its Articles of Incorporation and Bylaws and all contracts, leases, arrangements, commitments, certificates and documents referred to herein or in any Schedule referred to herein, in each case together with all amendments and supplements thereto.

       3.20 Broker's and Finder's Fees. Seller has not made any agreement with any person, or taken any action which would cause any person, to become entitled to an agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

       3.21 Solvency. Immediately prior to, and immediately subsequent to, the consummation of the sale of the Assets pursuant to the provisions of this Agreement, Seller will be a solvent corporation with the ability to pay its debts as they become due. For purposes of this Agreement, solvent shall mean, with respect to Seller, that the present fair saleable value of Seller's assets is greater than the amount that will be required to pay its liability on its existing debts as they become absolute and mature.

       3.22 Reliance. The foregoing representations and warranties are made by Seller with the knowledge and expectation that Buyer and iNetze are placing complete reliance thereon.



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                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF BUYER AND CT

       Buyer and CT represent and warrant to Seller as follows:

       4.1 Organization and Authority. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. CT is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and CT has all requisite corporate power and authority to own or lease its respective properties and to carry on its respective business as it is presently being operated and in the place where such properties are owned or leased and such business is conducted. The execution, delivery and performance of this Agreement by Buyer and CT, and all other agreements by and among the parties, and the consummation by each of Buyer and CT of the transactions contemplated hereby and thereby to which each is a party, have been duly authorized by all requisite corporate action and no further action or approval is required in order to permit Buyer and CT to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and all other agreements by and among the parties, when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligations of each of Buyer and CT, enforceable in accordance with their terms, subject to the Equitable Exceptions. Each of Buyer and CT has full power, authority and legal right to enter into this Agreement and all other agreements by and among the parties and to consummate the transactions contemplated hereby and thereby. The making and performance of this Agreement, and all other agreements by and among the parties, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with the Certificate of Formation or Limited Liability Company Agreement of Buyer, (ii) conflict with the Articles of Incorporation or the Bylaws of CT,
(iii) result in any breach or termination of, or constitute a default under, or constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any material asset of Buyer or CT under, or create any rights of termination, cancellation or acceleration in any person under, any material contract, lease, arrangement or commitment, or violate any order, writ, injunction or decree, to which Buyer or CT is a party or by which Buyer or CT or their respective assets, business or operations may be bound or affected or under which Buyer or CT or their respective assets, business or operations receive benefits, (iv) result in the loss or adverse modification of any material license, franchise, permit or other authorization granted to or otherwise held by Buyer or CT that is material to the business or financial condition of Buyer or CT or (v) result in the violation of any provisions of law applicable to Buyer or CT, the violation of which could have a material adverse effect upon the business, operations or assets of Buyer or CT, respectively.

       4.2 Capitalization. The authorized capital stock of CT consists of 60,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, par value $.01 per share. CT has reserved no more than 4,339,755 shares of Common Stock for issuance upon the exercise of options, warrants, conversion rights or agreements, or for the issuance of Common Stock under CT's employee benefit plans.


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       4.3 Consents. No consent, approval, authorization or order of any court, agency or any other person is required in order to permit Buyer or CT to consummate the transactions contemplated by this Agreement.

       4.4 Broker's and Finder's Fees. Neither Buyer nor CT has made any agreement with any person, or taken any action which would cause any person, to become entitled to an agent's, broker's or finder's fee or commission in connection with the transactions contemplated by this Agreement.

       4.5 Reliance. The foregoing representations and warranties are made by Buyer and CT with the knowledge and expectation that Seller is placing complete reliance thereon.

                                   ARTICLE V

                               COVENANTS OF SELLER

       Seller and covenants and agrees with Buyer and CT as follows:

       5.1 Affirmative Covenants. Prior to the Closing Date, Seller will operate the Business only in the usual, regular and ordinary course of business consistent with good business practices, and will use its best efforts to: (i) preserve intact the Business and the Assets; (ii) continue all existing policies of insurance (or comparable insurance) in full force and effect up to and including the Closing Date (and will not cancel any such insurance or take (or fail to take) any action that would enable the insurers under such policies to avoid liability for claims arising out of any occurrence prior to the Closing Date without the prior written consent of Buyer); (iii) use its best efforts to preserve its present relationships the Business's suppliers and customers; and
(iv) maintain the Business's books, accounts and records in the usual, regular and ordinary manner on a basis consistently applied. Seller will notify Buyer, CT and iNetze in writing within five (5) business days of learning of any facts, event or circumstance that are reasonably likely to have a Material Adverse Effect.

       5.2 Negative Covenants. Prior to the Closing Date, Seller will operate the Business only in the usual, regular and ordinary course of business consistent with good business practices, and will not, without the prior written consent of Buyer, except as contemplated by this Agreement or as will not effect the Assets or the Business: (i) make any amendment to its Articles of Incorporation, Bylaws or other organizational documents; (ii) make any material change in the character of its business; (iii) incur any obligation or liability (fixed or contingent) for its business except in the ordinary course of business consistent with good business practices; (iv) discharge or satisfy any Encumbrance or pay any obligation or liability (fixed or contingent) of the Business other than in the ordinary course of business consistent with good business practices; (v) mortgage, pledge, transfer or otherwise dispose of or subject to any Encumbrance any of the Assets, except in the ordinary course of business consistent with good business practices; (vi) acquire any assets or properties for or relating to its business, except in the ordinary course of business consistent with good business practices; (vii) cancel or compromise any material debt or claim of its business; (viii) waive or release any rights of its business of material value; (ix) transfer, grant or terminate contract, lease, arrangement or commitment rights under any of its concessions, leases, licenses, agreements, patents, patent licenses, inventions, trademarks, trade names, service marks, trade dress or copyrights or registrations or licenses thereof or applications therefor or with respect to any know-how or other proprietary or trade rights; (x) modify or change in any material respect or terminate any existing contract, lease, arrangement or commitment included in the Assets; (xi) undertake any material borrowing of any nature whatsoever for or relating to its business other than in the ordinary course of business consistent with good business practices; and (xii) make any loans or extensions of credit for or on behalf of its business, except in the ordinary course of business consistent with good business practices.

       5.3 Access to Properties and Records. Seller will keep Buyer, CT and iNetze advised of all material developments relevant to the consummation of the transactions contemplated hereby and will cooperate fully in permitting Buyer to make a full investigation of the business, properties, financial condition and investments of Seller relating to the Business during regular business hours and upon reasonable notice and in bringing about the consummation of the transactions contemplated hereby. Seller will, during regular business hours and upon reasonable notice, afford to Buyer and its representatives full access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, tax returns, agreements and commitments, corporate record books and stock books and personnel of Seller, and will permit Buyer and its representatives to contact and interview Seller's personnel, suppliers, vendors, referral sources and any other persons that Buyer shall reasonably determine to be necessary for it to make a full investigation of the Business. Seller will furnish to Buyer all such further information concerning the business and affairs of Seller as Buyer may reasonably request.

       5.4 Approvals of Third Parties. As of the date hereof, Seller shall have secured all necessary consents, approvals and clearances of third parties that shall be required to consummate the transactions contemplated hereby and will otherwise use it best efforts to cause the consummation of such transactions in accordance with the terms and conditions of this Agreement.

                                   ARTICLE VI

                                 COVENANTS OF CT

       CT covenants and agrees with Seller as follows:

       6.1 Registration of CT's Common Stock.

              (a) CT shall use its reasonable best efforts to file a registration statement on the appropriate form under the Securities Act of 1933, as amended ("1933 Act") within ninety (90) days of the Closing covering the registration of the Common Stock of CT issued hereunder (the "Registrable Shares"). In connection with such registration statement, CT shall:

                      (i) Use its reasonable best efforts to cause such
              registration statement to become effective and keep such registration statement effective until the earlier of (x) Seller's disposition of the Registrable Shares, (y) the eligibility for resale of the Registrable Shares by Seller pursuant to Rule 144 promulgated under the 1933

       Act, or (z) one (1) year from the date such registration statement is declared effective by the Securities and Exchange Commission ("SEC");

              (ii) Use its reasonable best efforts to prepare and file with the SEC such amendments and supplements to such registration statement as may be necessary to comply with the applicable provisions of the 1933 Act;

              (iii) No less than forty-eight (48) hours prior to filing such registration statement or prospectus contained therein or any amendment or supplement thereto, furnish to Seller copies of all documents proposed to be filed to permit the reasonable and timely review of statements contained in such documents pertaining to such parties and thereafter furnish to Seller such number of copies of such registration statement, each amendment and supplement thereto, such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Shares to be received by Seller pursuant to this Agreement, and correct any inaccuracy in such registration documents with respect to such Seller and communicated to CT within such forty-eight (48) hour period;

              (iv) Use its reasonable best efforts to register and qualify the Registrable Shares covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Seller, and to keep such registration or qualification effective during the period such registration statement is to be kept effective, provided that CT shall not be required to become subject to taxation, qualify to do business or file a general consent to service of process in any such jurisdictions;

              (v) Use its reasonable best efforts to maintain the authorization for quotation of the securities covered by such registration statement on the NASDAQ SmallCap Market;

              (vi) Notify Seller, at any time when Seller must suspend offers or sales of the Registrable Shares under the registration statement, either because the prospectus included in such registration statement is required to be amended for any reason, such as an amendment under the 1933 Act to provide current information, or because the prospectus includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. CT shall use its reasonable best efforts to enable Seller to promptly recommence offers and sales under the registration statement. Notwithstanding the foregoing and anything to the contrary set forth in this Section 6.1, Seller acknowledges that there may occasionally be times when CT must suspend the use of the prospectus included in such registration statement until such time as an amendment to the registration statement has been filed by CT and declared effective by the SEC, or until such time as CT has filed an appropriate report with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"). Seller hereby covenants that it will not offer or sell any shares of the

            Registrable Shares pursuant to such prospectus during the period commencing when CT notifies Seller of the suspension of the use of such prospectus and the reason therefor, and ending when CT notifies Seller in writing that it may thereafter effect offers and sales pursuant to such prospectus; and

                     (vii) Use its reasonable best efforts to cause all
            Registrable Shares to be listed, by the date of the first sale of the Registrable Shares pursuant to such registration statement, on each securities exchange on which the shares of Common Stock of CT are then listed or proposed to be listed.

            (b) It is a condition precedent to the obligations of CT to take any action pursuant to this Section 6.1 hereof with respect to the Registrable Shares of Seller that such Seller shall furnish to CT such information regarding such Seller, the Registrable Shares held thereby and the intended method of disposition of such securities as shall be required to effect the registration of such Registrable Shares and as may be required from time to time to keep such registration current.

            (c) Except as otherwise provided, all expenses incurred by or on behalf of CT in connection with registrations, filings or qualifications pursuant to this Section 6.2, including without limitation all registration, filing and qualification fees, the fees and expenses incurred in connection with the listing of the Registrable Shares to be registered on each security exchange on which shares of Common Stock of CT are then listed, printer's and accounting fees, and fees and disbursements of counsel for CT, shall be borne by CT. In no event shall CT be obligated to bear underwriting, brokerage or related fees, discounts or commissions or the fees or expenses of counsel or advisors to Seller.

            (d) Each of CT and Seller shall agree to such other reasonable and customary arrangements, undertakings and indemnifications with respect to the registration of the Registrable Shares to be received by Seller pursuant to this Agreement as may be requested by any of them, but shall not be obligated to enter into any underwriting arrangements.

            (e) CT covenants that it will at all times use its reasonable best efforts to timely file any reports required to be filed by it under the 1933 Act and the 1934 Act and that it will take such other actions as may be reasonably necessary to enable Seller to sell the Common Stock without registration under applicable exemptions provided for under the 1933 Act including, without limitation, Rule 144.

                                  ARTICLE VII

                    CONDITIONS TO OBLIGATIONS OF BUYER AND CT

     The obligations of Buyer and CT to cause the purchase of the Assets and the other transactions contemplated hereby to occur at Closing shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Buyer and CT may waive in writing:

     7.1 Representations and Warranties of Seller. All of the representations and warranties of Seller contained in this Agreement and in any Schedule or other disclosure in writing from Seller shall have been true and correct when made, and shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     7.2 Covenants of Seller. All of the covenants and agreements herein on the part of Seller to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

     7.3 Seller's Certificate. There shall be delivered to Buyer and CT a certificate dated as of the Closing Date and signed by authorized officer of Seller to the effect set forth in Sections 7.1 and 7.2, which certificate shall have the effect of a representation and warranty made by Seller on and as of the Closing Date.

     7.4 No Casualty Losses. The Assets shall not have suffered any destruction or damage by fire, explosion or other casualty or any taking by eminent domain which has materially impaired the operation of the Assets or otherwise had a Material Adverse Effect.

     7.5 Certificates of Authorities. Seller shall have furnished to Buyer and CT (i) certificates of the Secretary of State of Alabama dated as of a date not more than twenty (20) days prior to the Closing Date, attesting to the organization, existence and good standing of Seller and (ii) a copy, certified by an authorized officer of Seller, of resolutions duly adopted by the Board of Directors of Seller duly authorizing the transactions contemplated in this Agreement.

     7.6 Litigation. At the Closing Date, there shall not be pending or threatened any litigation in any court or any proceeding before any Agency, (i) in which it is sought to restrain, invalidate, set aside or obtain damages in respect of the consummation of the purchase and sale of the Assets or the other transactions contemplated hereby, (ii) that could, if adversely determined, result in any Material Adverse Effect, or (iii) as a result of which, in the reasonable judgment of Buyer, Buyer would be deprived of the material benefits of its ownership of the Assets.

     7.7 Satisfactory to Buyer's Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related matters shall have been satisfactory to Locke Liddell & Sapp LLP, Dallas, Texas, counsel for Buyer.

     7.8 No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

     7.9 Consents. Seller shall have obtained all orders, approvals, estoppel certificates or consents of third parties, including, without limitation, any orders, approvals, certificates or consents deemed necessary by counsel to Buyer and by counsel to iNetze that shall be required to consummate the transactions contemplated hereby, including, without limitation, consents to the assignment of the Assumed Liabilities listed on Schedule 1.1A.

     7.10 Further Assurances. Seller shall take all such further action as may be reasonably requested by Buyer in order to effectuate the consummation of the transactions contemplated by this Agreement. If Buyer shall reasonably determine that any further conveyance, assignment or other document or any further action is necessary to vest in it full title to the Assets, Seller shall cause the appropriate officers to execute and deliver all such instruments and take all such action as Buyer may reasonably determine to be necessary.

                                  ARTICLE VIII

                       CONDITIONS TO OBLIGATIONS OF SELLER

     The obligations of Seller to cause the sale of the Assets and the other transactions contemplated hereby to occur at Closing shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, except such conditions as Seller may waive in writing:

     8.1 Representations and Warranties of Buyer and CT. All of the representations and warranties of Buyer and CT contained in this Agreement and in any Schedule or other disclosure in writing from Buyer and CT shall have been true and correct when made, and shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

     8.2 Covenants of Buyer. All of the covenants and agreements herein on the part of the Buyer and CT to be complied with or performed on or before the Closing Date shall have been fully complied with and performed.

     8.3 Satisfactory to Seller's Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall have been satisfactory to counsel for Seller.

                                   ARTICLE IX

                            DATE AND PLACE OF CLOSING

     9.1 Date and Place of Closing. Subject to satisfaction or waiver of the conditions to the obligations of the parties, the purchase and sale of the Assets pursuant to this Agreement shall be consummated at a closing (the "Closing") to be held in the offices of Locke Liddell & Sapp LLP, in Dallas, Texas, or such other place as mutually agreed to by the parties, at 10:00 a.m., Eastern Daylight Time, on May __, 2000, or such other date as the parties may mutually agree upon (the "Closing Date").

                                    ARTICLE X

                                     CLOSING

     10.1 Performance by Seller. At the Closing, concurrently with performance by Buyer and CT of their respective obligations to be performed at the Closing:

          (a) Conveyances. Seller shall execute and deliver to Buyer, in form and substance acceptable to Buyer (i) a Bill of Sale and Assignment in substantially the form attached hereto as Exhibit A conveying to Buyer all items of personalty included among the Assets, (ii) assignments of each of the contracts, leases, arrangements and commitments listed on Schedule 1.1A and (iii) all other assignments, endorsements and instruments of transfer as shall be necessary or appropriate to carry out the intent of this Agreement and as shall be sufficient to vest in Buyer title to all of the Assets and all right, title and interest of Seller thereto. If requested by Buyer, such documents shall be in a form suitable for recording.

          (b) Records. Seller shall deliver to Buyer all documents, agreements, reports, books, records and accounts pertaining specifically to the Assets that are in Seller's possession.

          (c) Certificates. Seller shall execute and deliver to Buyer the certificate referred to in Section 7.3.

          (d) Certificates of Authorities. Seller shall deliver to Buyer the certificates of authorities referred to in Section 7.5.

          (e) Consents. Seller shall deliver to Buyer the consents and approvals required by Section 7.9.

          (f) Other Actions. Seller shall take all such other steps as may be necessary or appropriate to put Buyer in actual and complete ownership and possession of the Assets.

     10.2 Buyer's Performance. At the Closing, concurrently with the performance by Seller of its obligations to be performed at the Closing, Buyer or CT shall:

          (a) Delivery of Stock Certificate. Execute and deliver to Seller a stock certificate representing the number of shares of Common Stock of CT set forth in Section 2.1.

          (b) Assumption Agreement. Execute and deliver to Seller the Assumption Agreement in substantially the form attached hereto as Exhibit B.

     10.3 Further Action.

          (a) Further Action by Seller. At any time and from time to time, at or after the Closing, upon request of Buyer, Seller shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required in order to evidence, vest in and confirm to Buyer full and complete title to, possession of, and the right to use and enjoy, the Assets.

          (b) Further Action by Buyer. At any time and from time to time, at or after the Closing, upon request of Seller, Buyer shall do, execute, acknowledge and deliver or shall cause to be done, executed, acknowledged and delivered all such further acts and assurances as may reasonably be required in order to better assure and confirm to Seller the assumption by Buyer of the obligations to render performance that are to be assumed by Buyer pursuant to this Agreement.

                                   ARTICLE XI

                              TRANSFER RESTRICTIONS

     11.1 Legend. The certificate representing the Common Stock to be issued hereunder will bear the following legend:

     THE SHARES REPRESENTED BY THIS CERTIFICATE WERE NOT ISSUED IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED UNLESS SUCH SALE OR TRANSFER IS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR, IN THE OPINION OF COUNSEL TO THE ISSUER, IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS.

     THE HOLDER OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL NOT SELL IN ANY WEEK SUCH NUMBER OF SHARES AS TO EXCEED 15% OF THE AVERAGE WEEKLY TRADING VOLUME OVER THE IMMEDIATELY PRECEDING FOUR (4) WEEK PERIOD.

     11.2 Resale Limitations. During any registration period as described in
Article VI hereof, Seller shall not sell in any week such number of shares of Common Stock of CT received hereunder as to exceed 15% of the average weekly trading volume over the immediately preceding four (4) week period.

                                  ARTICLE XII

                  SURVIVAL, INDEMNIFICATION AND CONFIDENTIALITY

     12.1 Survival of Covenants, Agreements, Representations and Warranties.

          (a) Covenants and Agreements. All covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration.

          (b) Indemnification. Seller agrees to indemnify and hold harmless Buyer, CT, iNetze, their respective affiliates, officers, servants, employees, agents, successors and assigns, and each and all of them, from and against any and all liabilities, claims, losses, suits, damages, judgments, expenses, attorneys' fees, costs and charges of every kind and nature arising out of or resulting from (i) the operation of business pertaining to the Business prior to the Closing Date, including, without limitation, any suit or claim relating to any violation of law or agreement by Seller with respect to environmental, tax, copyright, ERISA or other matters (without regard to whether a representation, warranty or covenant of Seller herein is breached); (ii) any inaccuracy in or breach of any of the representations, warranties or covenants made by the Seller herein; or
     (iii) the
     transactions contemplated by this Agreement, including, without limitation, noncompliance with the bulk transfer laws of any state and any suit or claim brought by a current or former shareholder of Seller, or any representative of such shareholder. Buyer and CT each agrees to indemnify and hold harmless Seller against any and all liabilities, claims, losses, suits, damages, judgments, expenses, attorneys' fees, costs and charges of every kind and nature of Seller arising out of or resulting from any inaccuracy in or breach of any of the representations, warranties or covenants made by Buyer or CT herein. No party shall have any obligation to indemnify any other party hereto unless the party seeking indemnification under this Section 12 shall have notified the party from whom indemnification is sought on or before the date which is two (2) years from the Closing Date; provided that indemnification obligations relating to environmental or tax matters shall continue in full force and effect until ninety (90) days after all potential claims related thereto shall be barred by the applicable statute of limitations.

          (c) Notification. Upon obtaining knowledge thereof, Seller, Buyer, CT or iNetze, as the case may be (for purposes of this paragraph referred to as "Indemnitee"), shall promptly notify the other party (for purposes of this paragraph referred to as "Indemnitor") in writing of any claim or loss, damage or expense which Indemnitee has determined has given or reasonably may give rise to a right of indemnification under this Agreement and shall specify details thereof; without regard to whether the amount of any loss, damage or expense has been finally determined. If such claim or demand relates to a claim or demand by a third party against Indemnitee, Indemnitor shall have the right to settle any such claim or demand (at Indemnitor's expense and without admitting that Indemnitee had any liability with respect thereto) or to employ counsel reasonably acceptable to Indemnitee to defend any such claim or demand asserted against Indemnitee and Indemnitee shall have the right (but no obligation) to participate in the defense of any such claim with counsel of Indemnitee's selection. So long as Indemnitor is defending in good faith any such claim or demand, Indemnitee will not settle such claim or demand. Indemnitee shall make available to Indemnitor or its representatives, at Indemnitor's expense, all records and other materials required by them for their use in contesting any such claim or demand asserted by a third party against Indemnitee. Whether or not Indemnitor so elects to defend any such claim or demand, Indemnitee shall have no obligation to do so. If such claim or demand relates to a claim or demand other than one asserted by a third party against Indemnitee, Indemnitee shall promptly notify Indemnitor of Indemnitee's claim or demand against Indemnitor and of Indemnitee's demand for indemnification under this Agreement. Indemnitor shall then promptly pay to Indemnitee the amount of Indemnitee's claim or demand. In the event that Indemnitor shall dispute such claim or demand, or any portion thereof, Indemnitor shall immediately notify Indemnitee in writing, specifying in detail the portion of such claim or demand (if less than all) which is disputed and the facts relied upon by Indemnitor as a basis for such dispute. Indemnitor and Indemnitee agree to negotiate in good faith to attempt to reach a resolution of any disputed claim or demand for indemnification hereunder in order to attempt to avoid resorting to a court of competent jurisdiction for such resolution.

     12.2 Confidentiality. All non-public information furnished pursuant to the provisions of this Agreement, including without limitation this Section, will be kept confidential and shall not, without the prior written consent of the party disclosing such information, be disclosed by the other party in any manner whatsoever, in whole or in part, and shall not be used for any purposes, other than in connection with the transactions contemplated hereby. In no event shall either party or any of its representatives use such information to the detriment of the other party. The confidentiality obligations of this Section 12.2 shall not apply to information:

          (a) which is required to be disclosed by judicial or administrative process or order, or by other requirements of law;

          (b) which is or becomes generally available to the public other than as a result of a breach of this Section;

          (c) which is received from a party or parties unaffiliated with either party, as the case may be, who obtained such information other than under an obligation of confidentiality;

          (d) which either party discloses on a nonconfidential basis or otherwise makes available to the general public or the trade; or

          (e) which Buyer uses in connection with operating the Assets after the Closing Date.

                                  ARTICLE XIII

                                   TERMINATION

     13.1 Termination. This Agreement may be terminated and abandoned at any time on or prior to the Closing Date:

          (a) By the consent in writing of Buyer and Seller;

          (b) By Buyer in writing if any of the material conditions to the obligations of Buyer contained herein shall not have been satisfied as of the Closing Date;

          (c) By Seller in writing if any of the material conditions to the obligations of Seller contained herein shall not have been satisfied as of the Closing Date; and

          (d) By Buyer, upon written notice to Seller, if the examination of Seller and its Assets by Buyer, or its representatives or agents, discloses the existence or nonexistence of any matters or things that, in the sole judgment of Buyer would be reasonably likely to result in material loss or damage to Buyer, the Assets or the Business.

     13.2 No Further Force or Effect. In the event of termination and abandonment of this Agreement pursuant to the provisions of Section 13.1, this Agreement shall be of no further force or effect, except for Sections 12.2 and 14.1, which shall not be affected by termination of this Agreement.

                                  ARTICLE XIV

                                  MISCELLANEOUS

     14.1 Expenses. Except as otherwise expressly provided herein, Seller, Buyer, CT and iNetze shall each pay their own expenses in connection with the preparation of this Agreement, and the consummation of the transactions contemplated hereby, including, without limitation, fees of its own counsel, auditors and other experts, whether or not such transactions be consummated.

     14.2 Entire Agreement. This Agreement (including the exhibits and schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof, and no party shall be liable or bound to the other in any manner by any representations or warranties not set forth herein.

     14.3 Publicity. Except as otherwise required by law, no party hereto shall issue any press release or make any public statement, in either case relating to or in connection with or arising out of this Agreement or the matters contained herein, without obtaining the prior written approval of the other parties hereto to the content and manner of presentation and publication thereof, which consent shall not be unreasonably withheld or delayed.

     14.4 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law), and the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of such agreements.

     14.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     14.6 Headings. The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     14.7 Use of Certain Terms. As used in this Agreement, the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision.

     14.8 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof, and this Agreement may be modified or amended by a written instrument executed by Buyer, CT, Seller and iNetze. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     14.9 Notices. All notices of communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivering the same in person to an officer or agent of such party, or (c) telecopying the same with electronic confirmation of receipt.

          (i)      If to Seller:           5724 Highway 280 East
                                           Birmingham, AL 35242
                                           Attention: Richard Bozzelli
                                           Telecopy No. (205) 408-4875

                   with a copy to:         Bradley Arant Rose & White LLP
                                           2001 Park Place
                                           Suite 1400
                                           Birmingham, AL 35203
                                           Attention: John K. Molen, Esq.
                                           Telecopy No. (205) 521-8800

          (ii)     If to Buyer or CT:      CT Holdings, Inc.
                                           3811 Turtle Creek Blvd.
                                           Suite 770
                                           Dallas, Texas 75219
                                           Attention: Steven B. Solomon
                                           Telecopy Number: (214) 520-9293

                   with a copy to:         Locke Liddell & Sapp LLP
                                           2200 Ross Avenue, Suite 2200
                                           Dallas, Texas 75201
                                           Attention: John B. McKnight, Esq.
                                           Telecopy Number: (214) 740-8800

          (iii)    If to iNetze:           iNetze.com, Inc.
                                           355W Cummings Center, Bldg. 800
                                           Beverly, MA 01915
                                           Attention: Morris D. Presley
                                           Telecopy Number: (978) 356-9371

                   with a copy to:         Hunton & Williams
                                           600 Peachtree Street NE
                                           4100 Bank of America Plaza
                                           Atlanta, Georgia 30308
                                           Attention: Annette D. Elinger, Esq.
                                           Telecopy Number: (404) 888-4190

or at such other address or counsel as any party hereto shall specify pursuant to this Section 14.9 from time to time.

     14.10 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF TEXAS. ALL REMEDIES AT LAW, IN EQUITY, BY STATUTE OR OTHERWISE SHALL BE CUMULATIVE AND MAY BE ENFORCED CONCURRENTLY OR FROM TIME TO TIME AND, SUBJECT TO THE EXPRESS TERMS OF THIS AGREEMENT, THE ELECTION OF ANY REMEDY OR REMEDIES SHALL NOT CONSTITUTE A WAIVER OF THE RIGHT TO PURSUE ANY OTHER AVAILABLE REMEDIES.

     14.11 Arbitration. Any dispute pursuant to this Agreement ("Dispute") shall be settled by binding arbitration in Boston, Massachusetts and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Dispute; provided, however, that the arbitrator shall not have the power to award punitive or exemplary damages.

          (a) Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon a reasonable hourly or daily consulting rate for the arbitrator if the parties are not able to agree upon his or her rate of compensation. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Texas contract law; provided, however, that such lawyers cannot work for a firm previously or then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection. If the foregoing procedure is not followed, each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

          (b) Seller and Buyer will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration will be entitled to an award of attorney's fees and costs, and all costs of arbitration, including those provided for above, will be paid by the non-prevailing party, and the arbitrator will be authorized to make such determinations.

          (c) For any Dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a Texas judicial proceeding. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

          (d) The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement. Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Dispute.

     14.12 Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     14.13 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

     14.14 Specific Performance; Other Rights and Remedies. Each party hereto recognizes and agrees that in the event the other party or parties should refuse to perform any of its or their obligations under this Agreement, the remedy at law would be inadequate and agrees that for breach of such provisions, each party shall, in addition to such other remedies as may be available to it at law or in equity, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by applicable law. Each party hereby waives any requirement for security or the posting of any bond or other surety in connection with any temporary or permanent award of injunctive, mandatory or other equitable relief.

     14.15 Participation by iNetze. Each party hereto recognizes and acknowledges that iNetze is a party to this transaction solely for the purpose of receiving and acknowledging the representations and warranties pertaining to the Business and the Assets made by Seller herein and neither Buyer nor CT shall incur any liability of any kind to iNetze as a result of this Agreement. It is further recognized that the entire agreement by and between Buyer, CT and iNetze shall be set forth in that certain Asset Contribution Agreement by and among Buyer, CT, iNetze, Tim Collins, Robert C. Whitehair, F. Shanahan McAdoo, and Doug Presley of even date herewith pursuant to which agreement Buyer shall contribute the Assets to iNetze.



             [The remainder of this page intentionally left blank.]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed in counterparts all as of the date first above written.



                                   EBSCO CASIAS, INC.


                                   By: /s/ Tim Collins
                                      -----------------------------------------
                                   Name:   Tim Collins
                                        ---------------------------------------
                                   Title:  Vice President
                                         --------------------------------------

                                   ESRN ACQUISITION, LLC

                                   By:  CT Holdings, Inc., its sole member


                                        By:  /s/ Steven B. Solomon
                                           ------------------------------------
                                        Name:    Steven B. Solomon
                                             ----------------------------------
                                        Title:   Chief Executive Officer
                                              ---------------------------------

                                   CT HOLDINGS, INC.


                                   By: /s/ Steven B. Solomon
                                      -----------------------------------------
                                   Name:   Steven B. Solomon
                                        ---------------------------------------
                                   Title:  Chief Executive Officer
                                         --------------------------------------

                                   INETZE.COM, INC.


                                   By: /s/ Morris D. Presley
                                      -----------------------------------------
                                   Name:   Morris D. Presley
                                        ---------------------------------------
                                   Title:  President
                                         --------------------------------------

                            ASSET PURCHASE AGREEMENT

                         LIST OF SCHEDULES AND EXHIBITS

SCHEDULES

1.1A                Assets
1.1B                Excluded Assets
1.3                 Assumed Liabilities
3.1                 Jurisdictions
3.2                 Encumbrances
3.4                 Intellectual Property
3.5                 Permits
3.7                 Contracts
3.9                 Litigation
3.11                Employees
3.12                Consents
3.15                Business Relations


EXHIBITS

A                   Bill of Sale and Assignment
B                   Assumption Agreement